CERTIFICATE OF MERGER

                                  MERGING

                          LEGACY ACQUISITION CORP.

                               WITH AND INTO

                         GENOVESE DRUG STORES, INC.

                      (Pursuant to Section 251 of the
             General Corporation Law of the State of Delaware)


          Genovese Drug Stores, Inc., a Delaware corporation (the
"Corporation"), for the purpose of merging Legacy Acquisition Corp., a Delaware corporation ("Legacy"), with and into the Corporation (the "Merger"), does hereby certify as follows:

          FIRST: Genovese Drug Stores, Inc., a Delaware corporation, and Legacy Acquisition Corp., a Delaware corporation, are the constituent corporations of the Merger.

          SECOND: An Agreement and Plan of Merger dated as of November 23, 1998 (the "Merger Agreement") relating to the Merger has been approved, adopted, certified, executed and acknowledged by each of the Corporation and Legacy in accordance with Section 251(c) of the General Corporation Law of the State of Delaware and by written consent of the sole stockholder of Legacy in accordance with Section 228(a) of the General Corporation Law of the State of Delaware.

          THIRD: The name of the surviving corporation of the Merger is Genovese Drug Stores, Inc.

          FOURTH: The Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the Merger shall be amended and restated in its entirety (the "Restated Certificate of Incorporation") as attached hereto as Exhibit A, and such Restated Certificate of Incorporation

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without cost, to any stockholder of the Corporation or Legacy.


          IN WITNESS WHEREOF, Genovese Drug Stores, Inc. has caused this Certificate of Merger to be executed as of this 1st day of March, 1999.


                                 GENOVESE DRUG STORES, INC.


                                 By:
                                     /s/ Gene L. Wexler
                                     --------------------------------
                                     Name:  Gene L. Wexler
                                     Title: Vice President and
                                            General Counsel


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                                                                  EXHIBIT A




                   RESTATED CERTIFICATE OF INCORPORATION

                                     OF

                         GENOVESE DRUG STORES, INC.


          FIRST: The name of the corporation ("Corporation") shall be Genovese Drug Stores, Inc.

          SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock of one dollar ($1) par value.

          FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

          (a) to make, alter, and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw made by the Board of Directors;

          (b) subject to the laws of the State of Delaware from time to time to sell, lease, or otherwise dispose of any part or parts of the properties of the Corporation and to cease to

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               conduct the business connected therewith or again to resume the same, as it may deem best; and

          (c) in addition to the powers and authorities hereinbefore and by the laws of the State of Delaware conferred upon the Board of Directors to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of said laws of the Restated Certificate of Incorporation as from time to time amended of the Corporation, and of its Bylaws.

          SIXTH: Any director or an officer of the Corporation elected or appointed by the stockholders of the Corporation or by its Board of Directors may be removed at any time in such manner as shall be provided in the Bylaws of the Corporation.

          SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, of (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation law is hereafter amended to permit further limitation on or elimination of the personal liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall be exempt from such liability for any such breach to the full extent permitted by the Delaware General Corporation law as so amended from time to time. Any repeal or modification of the foregoing provisions of this Article, or the adoption of any provisions inconsistent herewith, shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission of


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such director occurring prior to such repeal, modification, or adoption of any inconsistent provision.

          EIGHTH: The Corporation reserves the right at any time and from time to time to amend, alter, change, or repeal any provision contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.